SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20545

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                            Commission File Number    000-25003
                                                                    ------------

(Check One)

|X|Form 10-K and Form 10-KSB            | |Form 11-K
| |Form 20-F        | |Form 10-Q and Form 10-QSB                  | |Form N-SAR

For period ended:      June 30, 2000
                 ----------------------

|X| Transition Report on Form 10-K and Form 10-KSB
| |Transition Report on Form 20-F
| |Transition Report on Form 11-K
| |Transition Report on Form 10-Q and Form 10-QSB
| |Transition Report on Form N-SAR For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

         Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

   eTravelServe.com, Inc.
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Full Name of Registrant

   Revenge Marine, Inc.
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Former Name if Applicable

   c/o EMO Corporate Services, 100 NE Third Ave., Ste. 1100
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Address of Principal Executive Office (STREET AND NUMBER)

   Ft. Lauderdale, FL 33301
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City, State and Zip Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[x]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[x]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The registrant is unable to file its report on Form 10-K within the required period due to an unexpected delay in the preparation of the Registrant's audited financial statements.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Paul R. Johnson                  (561)                  417-0688
         ---------------------      --------------            -----------------
                (Name)                (Area Code)            (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the correspondence period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             eTravelServe.com, Inc.
                         (Formerly Revenge Marine, Inc.)
        -----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date         09/28/2000             By /s/ Paul R. Johnson
     -------------------------         -------------------
                                           Chairman and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the persons signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.